Exhibit 99.1

Staffing 360 Solutions Completes Acquisition of The JM Group

Latest Acquisition Extends Reach of IT Offerings in the United Kingdom and Adds $25 Million in Annual Revenue

New York, NY – November 5, 2015 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and UK, announced today that it has completed the acquisition of the London-based IT staffing firm, The JM Group. The acquisition closed on November 4, 2015.

The JM Group provides IT workforce solutions to a diverse set of clients across the financial services, professional services and corporate sectors in the United Kingdom. Founded in 1981, The JM Group has been one of the UK's leading recruitment firms for over 3 decades and now boasts a run-rate of approximately $25 million in annualized revenue.

“The acquisition of The JM Group is a significant addition to our organization and is a major development for our company,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Enhancing our IT service offerings, which is a high-margin sector of the staffing industry, is a key initiative for our company. The JM Group is a great company that strengthens the depth of our operations in the United Kingdom and complements our previous acquisitions in this geography. Our annualized revenue run-rate is now expected to exceed $170 million on a consolidated basis.”

The JM Group has over 25 employees in its London office who are keen to help individuals find the right job at the right organization. Over 60% of revenue comes from organizations that have been clients for more than 5 years. Two global Fortune 500 companies were the firm’s first clients in 1981 and remain clients today.

“We believe this is a fantastic match for both organizations and we are pleased to join Staffing 360 Solutions,” commented Stuart Milton, Chairman of The JM Group. “The team at Staffing 360 Solutions understands the value of the JM brand, which has been built over the last 34 years, as well as the quality of our people and how we do business.”

Louise Smith, Managing Director of The JM Group added, “We are excited to become part of a dynamic, international company with a high quality leadership team and look forward to the growth opportunities that this will provide.”

The JM Group covers a wide range of roles from Technology and Application Support, to Business Analyst and Program Managers, Digital Specialists, CIO, COO and IT Director appointments. With over 30 years of operations in London, The JM Group takes great pride in its ability to understand the needs of the constantly changing, high technology labor market.

“We are pleased to welcome the entire team at The JM Group to our organization,” stated Matt Briand, President and CEO of Staffing 360 Solutions. “The JM Group brings new and exciting IT expertise to our UK business, and represents another major inflection point for our M&A strategy. As we continue to extend our presence in the US and the UK, we look forward to relaying our latest developments and important milestones, all while continuing to grow Staffing 360 Solutions into a sizable international public company.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The Company’s management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenue to $300 million and beyond. The Company’s latest acquisition of The JM Group represents another key milestone in the implementation of this strategy.

Funding for the acquisition was provided by ABN AMRO Commercial Finance PLC, the Company’s current credit facility provider for accounts receivables in the United Kingdom. In addition, Philip Ellis of Optima Corporate Finance provided Corporate Finance advice to The JM Group.

About The JM Group

Based in London, The JM Group has over 30 years of experience in IT and Digital recruitment with an outstanding client base of leading organizations across the globe. Founded in 1981, the firm has grown considerably over the years and now boasts over 25 employees. Leveraging their 30 years of experience in IT and Business Change recruitment, The JM Group has positioned itself as one of the leading IT recruitment consultancies in the United Kingdom. The company’s passion for the IT industry ensures JM Group recruiters stay abreast of latest trends and technologies. For more information, please visit: www.thejmgroup.com.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (NASDAQ: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Relations Firm:

PCG Advisory Group

Stephanie Prince, Managing Director

646.762.4518

sprince@pcgadvisory.com

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Wade Pearson, Senior Vice President of Finance

212.634.6423

info@staffing360solutions.com